                                                                    EXHIBIT 10.4

Severance Arrangement between the Company and Mr. R. Glath dated November 27, 2000.

November 27,  2000

Mr. Raymond  Glath,
710 Herrick Ct.,
Katy, Texas  77450
U.S.

Dear Ray:

Re:   Severance Arrangement


This letter will confirm our mutual understanding with respect to the severance arrangements we have made in connection with the termination of your employment.

  1.  Your termination will be effective immediately.

  2. PCsupport.com, Inc, ("the Company") will pay you one month's of base salary as severance pay. This payment will be made in a lump sum no later than ten days after you sign this letter of agreement. In addition, the Company will pay your salary and vacation time accrued up to the date of this letter.

  3. You and your family members are eligible to continue your group health insurance coverage in accordance with the federal COBRA law. Information about your rights under this law and forms for electing continuation coverage will be provided to you under separate cover. If you, or any of your family members elect to continue this coverage, you will be responsible for all the premium payments.

  4. The Company shall deduct from the payments described in paragraphs 2 and 3 above any withholding taxes and similar required or authorized deductions.

  5. The Company will pay for continuation of your Life and A. D. & D. benefit, its current Canus Group Insurance Plan, for one month to December 27, 2000. Your long-term disability benefit terminates today. You have the option to convert to an individual Life Insurance policy. However, you must exercise this option within 31 days of today's date. Contact Rhonda Simmons at Great West Life Assurance Company at (604) 331-2421 if you wish to pursue this.

  6. We will vest all 5,000 options, which will be awarded to you promptly after the Company's annual shareholder meeting on December 11, 2000. You will have five years to exercise these options.

  7. Of the 100,000 common shares of PCsupport.com which comprise the Second Tranche, as specified in the Asset Purchase Agreement, we will send you 50,000 shares and keep the balance.

  8. PCsupport.com will retain an exclusive license to the PC Thermometer, "1st Cav", and "early bird".

  9. PCsupport.com will return ownership of the Vi-Spy technology to Tavisco, and will retain a non-exclusive, non-revocable, royalty-free license to use, modify, market, sub-license, and otherwise exploit Vi-Spy.

  10. PCsupport.com will return ownership of the Tavisco name and all Tavisco URLs to Tavisco.

  11. You understand and agree that the Company's confidential information belongs exclusively to the Company and that the confidential information of the Company's customers or of other organizations with which the Company does business remains their exclusive property. You agree that you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and that you will hold and treat such information as confidential information, unless you have specific prior written authorization from the Company to disclose it. You further understand and agree that your Non Disclosure Agreement with the Company, shall remain in full force and effect following your termination of employment.

  12. Please return to the Company, all documents, tapes, notes and other information or materials (and all copies) in your possession which contain confidential information, whether relating to the Company or any of its customers or other organizations. You will also return to the Company any and all other documents, tapes, notes and other information or material (and all copies) in your possession relating to the Company's business or which are the property of the Company. You will cooperate with the Company in carrying out the normal employee check out procedure, providing for such matters as the return of any equipment or other Company property that may have been assigned to you.

  13. This letter contains the entire agreement between you and the Company (and supersedes any prior communication, written or oral) with respect to your employment by the Company and the termination of such employment, and with respect to all matters pertaining hereto. This letter shall be in complete and final settlement of any and all causes of action or claims that you have had, now have or may now have, in any way related to or arising out of or in connection with such employment and/or its termination or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements. In consideration of the severance pay that you will receive under this letter agreement, you hereby release, waive and discharge any and all such causes of action or claims against the Company, its parent, subsidiary and affiliated organizations, and their respective past, present and future directors, officers, agents, employees, successors and assigns, and you hereby agree that neither you nor any of your heirs or personal representatives will ever assert in any forum any such cause of action or claim.

14. All payments to be made to you in accordance with the terms of this letter agreement and the performance by the Company of its other obligations hereunder, shall be conditioned on your continued cooperation with your obligations hereunder.

If you agree to the foregoing, would you kindly sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above.


Yours very truly,
PCsupport.com, Inc.


Per:

       /s/ Michael G. McLean
  --------------------------

Mike McLean
President & CEO

       /s/ Raymond Glath
  ----------------------

Raymond Glath